Exhibit 10.3

LINE OF CREDIT PROMISSORY NOTE

$ 600,000	Date: December 10, 2012

FOR VALUE RECEIVED, VelaTel Global Communications, Inc. (“Borrower”) promises to pay to the order of Richard Liu or Tien Han Company (“Lender”) the sum of up to Six Hundred Thousand and 00/100 U.S. Dollars , together with interest at the rate of 10% per annum on the unpaid principal balance from the date hereof.

The unpaid principal balance, together with all interest accrued and unpaid, shall be due and payable one year following the date hereof (“Maturity Date”). Borrower may prepay this Note in whole or in part prior to the Maturity Date without penalty. Unless otherwise agreed, any partial payments shall be applied first to costs of collection incident to any event of default, then to interest accrued but unpaid, then to reduction of the unpaid principal balance.

Should this Note be placed in the hands of an attorney for collection, Borrower promises to pay such reasonable attorney fees and other costs of collection as Lender may incur, whether or not suit is brought. Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

VELATEL GLOBAL COMMUNICATIONS, INC.

By /s/ George Alvarez

George Alvarez, its Chief Executive Officer